CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 333-224371 on Form N-1A of our report dated November 20, 2019, relating to the financial statements and financial highlights of BlackRock Core Bond Portfolio, BlackRock Low Duration Bond Portfolio and BlackRock High Yield Bond Portfolio of BlackRock Funds V (the “Funds”), each appearing in the Annual Report on Form N-CSR of the Funds for the year ended September 30, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2020